
                                                                  Exhibit 12.1


                                                 WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                                          (in thousands, except ratios)
                                                                   (unaudited)



                                                                                                Years Ended December 31,
                                                                                ----------------------------------------------------
                                                                                    1996                 1995              1994
                                                                                --------------     --------------     --------------

Earnings:
      Loss before income taxes                                                   $    (14,589)      $     (4,873)      $    (57,261)
      Add back:   Interest expense                                                     10,718             10,899              9,311
                  Amortization of debt issuance cost                                    1,361              1,036                829
                  Portion of rent expense representative of interest factor               459                451                349
                                                                                --------------     --------------     --------------

      Earnings (loss) as adjusted                                                $     (2,051)      $      7,513       $    (46,772)
                                                                                ==============     ==============     ==============

Fixed charges:
      Interest expense                                                           $     10,718       $     10,899       $      9,311
      Amortization of debt issuance cost                                                1,361              1,036                829
      Portion of rent expense representative of interest factor                           459                451                349
                                                                                --------------     --------------     --------------

                                                                                 $     12,538       $     12,386       $     10,489
                                                                                ==============     ==============     ==============

Preferred dividends (grossed up to pretax equivalent basis):                     $     14,251       $     16,863       $      3,997
Accretion of preferred stock (grossed up to pretax equivalent basis):                   6,458              4,573                394
                                                                                --------------     --------------     --------------

                                                                                 $     20,709       $     21,436       $      4,391
                                                                                ==============     ==============     ==============

Ratio of earnings to fixed charges                                                         (a)                (a)                (a)
                                                                                ==============     ==============     ==============
Ratio of earnings to fixed charges, preferred dividends and accretion of
preferred stock                                                                            (b)                (b)                (b)
                                                                                ==============     ==============     ==============



(a) Earnings were inadequate to cover fixed charges by $14.6 million, $4.9 million, and $57.3 million, respectively, for the years ended December 31, 1996, December 1995, and December 31, 1994.

(b) Earnings were inadequate to cover fixed charges, preferred dividends and accretion of preferred stock by $35.3 million, $26.3 million, and $61.7 million respectively, for the years ended December 31, 1996, December 31, 1995, and December 31, 1994. Certain of the preferred dividends are, at the option of the Company, payable in kind.

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